Exhibit 1

The following is an excerpt of a free translation of the Monthly Activities Report of the Judicial Administrator appointed in the judicial reorganization proceedings of Oi S.A. –In Judicial Reorganization for April 2019 filed with the 7th Business Court of Rio de Janeiro on June 17, 2019. Due to the complexities of language translation, translations are not always precise. The original Monthly Activities Report was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. There is no assurance as to the accuracy, reliability or completeness of the translation.

4 Consolidated Financial information of the Companies undergoing Reorganization	EXECUTIVE REPORT

FINANCIAL INFORMATION

4.1    Managerial Cash Flow Statement

4.1 MANAGERIAL CASH FLOW STATEMENT Monthly consolidated statement for the Companies undergoing Reorganization (unaudited)	EXECUTIVE REPORT

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement
APRIL 1st to 30th, 2019

○   Net Operational Cash Generation of the Companies undergoing Reorganization was negative in BRL 1,414 million in April 20/19

○   The Taxes line recorded a cash output of BRL 1,221 million in April/2019, because of timely payment of the Fistel fee and of the concession charge.

○   Investments reached a threshold of BRL 540 million in April/2019.

○   Receipts had a reduction of BRL 158 million in April/2019, adding up to BRL 2,090 million.

○   Payments increased BRL 1,143 million in April 19, reaching a level of BRL 2,964 million

○   The CLOSING BALANCE of Caixa Financeiro das Recuperandas shrank BRL 1,396 million in April 19, totaling BRL 4,614 million

4.1 MANAGERIAL CASH FLOW STATEMENT Monthly consolidated statement for the Companies undergoing Reorganization (unaudited)	EXECUTIVE REPORT

4.1 MANAGERIAL CASH FLOW STATEMENT Monthly consolidated statement for the Companies undergoing Reorganization (unaudited)	EXECUTIVE REPORT

4.1 MANAGERIAL CASH FLOW STATEMENT Monthly consolidated statement for the Companies undergoing Reorganization (unaudited)	EXECUTIVE REPORT

4.1 MANAGERIAL CASH FLOW STATEMENT Monthly consolidated statement for the Companies undergoing Reorganization (unaudited)	EXECUTIVE REPORT

4.1 MANAGERIAL CASH FLOW STATEMENT Monthly consolidated statement for the Companies undergoing Reorganization (unaudited)	EXECUTIVE REPORT

Statement
APRIL 1st to 30th, 2019

Table 2 – Direct Cash Flow

In millions of BRL

CONSOLIDATED STATEMENT FOR THE COMPANIES UNDERGOING REORGANIZATION	NOVEMBER/17	DECEMBER/17	JANUARY/18	FEBRUARY/18	MARCH/18	APRIL/18	MAY/18	JUNE/18	JULY/18	AUGUST/18	SEPTEMBER/18	OCTOBER/18	NOVEMBER/18	DECEMBER/18	JANUARY/19	FEBRUARY/19	MARCH/19	APRIL/19
Initial Balance – Financial Cash	7,324	6,877	6,881	6,128	5,909	5,831	4,820	4,602	4,819	4,677	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010
Receipts	2,689	2,716	2,816	2,758	2,646	2,619	2,386	2,736	2,589	2,659	2,694	2,898	2,815	2,645	2,463	2,400	2,248	2,090
Clients	1,873	1,905	1,825	1,691	1,855	1,780	1,799	1,734	1,836	1,731	1,681	1,756	1,807	1,697	1,628	1,541	1,572	1,570
Network Usage Services	190	197	201	209	212	234	3	467	228	210	205	204	192	192	177	191	151	6
Dealers	467	420	524	411	456	461	491	471	431	518	420	466	478	412	498	400	411	427
Other	159	194	266	447	123	144	93	64	94	200	388	472	338	344	160	268	114	87
Payments	(2,752)	(2,560)	(3,239)	(2,578)	(2,231)	(3,109)	(2,213)	(2,223)	(2,383)	(2,279)	(2,276)	(2,751)	(2,432)	(2,285)	(2,733)	(2,805)	(1,821)	(2,964)
Personnel	(142)	(236)	(234)	(177)	(140)	(303)	(179)	(147)	(186)	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)
Suppliers of Material and Services	(1,839)	(1,422)	(2,421)	(1,789)	(1,488)	(1,641)	(1,332)	(1,568)	(1,698)	(1,604)	(1,640)	(2,048)	(1,775)	(1,508)	(1,829)	(1,670)	(1,239)	(1,496)
Material and Services	(1,645)	(1,222)	(2,215)	(1,575)	(1,277)	(1,401)	(1,325)	(1,101)	(1,470)	(1,393)	(1,433)	(1,842)	(1,581)	(1,315)	(1,649)	(1,478)	(1,087)	(1,490)
Plant Maintenance	(324)	(345)	(341)	(309)	(331)	(375)	(302)	(283)	(312)	(297)	(299)	(332)	(347)	(425)	(406)	(344)	(305)	(324)
Rent	(213)	(139)	(386)	(210)	(259)	(248)	(245)	(260)	(322)	(349)	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)
Data Processing/Printshops	(129)	(113)	(127)	(122)	(140)	(122)	(111)	(108)	(132)	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)
Call Center Customer Service/Billing	(228)	(157)	(147)	(126)	(188)	(143)	(128)	(104)	(140)	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)
Dealers	(102)	(105)	(103)	(105)	(104)	(101)	(105)	(99)	(111)	(108)	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)
Consultancy/ Audits/ Fees	(78)	(31)	(55)	(67)	(50)	(56)	(50)	(35)	(75)	(71)	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(76)
Other Services/Payments	(571)	(332)	(1,056)	(636)	(205)	(356)	(384)	(212)	(378)	(308)	(444)	(694)	(430)	(171)	(340)	(254)	(149)	(309)
Network Usage Services	(194)	(200)	(206)	(214)	(211)	(240)	(7)	(467)	(228)	(211)	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)
Taxes	(652)	(633)	(621)	(628)	(527)	(1,172)	(698)	(518)	(531)	(507)	(516)	(551)	(543)	(576)	(683)	(566)	(524)	(1,221)
Judicial Deposits	20	(224)	43	53	(11)	8	(4)	11	50	46	40	41	55	75	34	51	91	78
Contingencies	-	1	(1)	-	(12)	-	-	(1)	(8)	-	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)
Mediation	(139)	(46)	(5)	(37)	(53)	(1)	-	-	(10)	(44)	(16)	(54)	(35)	(20)	(50)	(442)	-	-
Investments	(391)	(190)	(554)	(430)	(519)	(536)	(434)	(377)	(370)	(363)	(339)	(582)	(421)	(344)	(603)	(482)	(384)	(540)
Telemar	(184)	(89)	(272)	(200)	(215)	(278)	(182)	(170)	(154)	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)
Oi S.A.	(45)	(25)	(70)	(63)	(81)	(70)	(66)	(63)	(52)	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)
Oi Móvel	(162)	(76)	(212)	(167)	(223)	(188)	(186)	(144)	(164)	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)
Operating Generation	(454)	(34)	(977)	(250)	(104)	(1,026)	(261)	136	(164)	17	79	(435)	(38)	16	(873)	(887)	43	43
Capital Increase	-	-	-	-	-	-	-	-	-	-	-	-	-	-	4,007	-	-	-
Pharol Agreement	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(106)	-	-	-
Intra-Group Transactions	-	-	-	-	-	-	28	55	3	(1)	-	-	-	14	-	-	-	-
Financial Transactions	7	38	32	24	26	15	15	26	19	28	15	(1)	21	23	18	(685)	24	17
Dividends and Interest on own Capital	-	-	192	7	-	-	-	-	-	--	-	-	-	54	-	-	-	-
CLOSING BALANCE – Financial Cash	6,877	6,881	6,128	5,909	5,831	4,820	4,602	4,819	4,677	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010	4,614